Exhibit 99.1

A NEW
INTERNATIONAL GROWTH COMPANY
FIRMLY IN SOUTH AFRICAN HANDS

Gold Fields International, to be created through the reverse takeover of IAMGold Corporation by Gold Fields Limited, will have interests in six operating mines, four in West Africa (Tarkwa and Damang in Ghana, Sadiola and Yatela in Mali) and two in Australia (St. Ives and Agnew) with 2005 forecast production totalling 2.0 million ounces of gold.

In addition, Gold Fields International will have two near-term greenfield development projects, located in Finland (Arctic Platinum) and, Peru (Cerro Corona), as well as various royalty interests and an attractive portfolio of advanced-stage exploration projects in Latin America, Canada, Europe, Australia, China and Africa.

Salient features
•	Gold Fields will own 70 percent of the share capital of Gold Fields International.

•	Gold Fields Limited will have the right to nominate seven out of the ten members of the Gold Fields International board.

•	Gold Fields International will have direct access to international debt and capital markets to fund its aggressive growth plans.

The Board of Gold Fields urges its
shareholders to

VOTE FOR THE CREATION OF
GOLD FIELDS INTERNATIONAL
ON 7TH DECEMBER

For more information: www.goldfields.co.za

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction. This document contains forward-looking statements with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. These forward-looking statements are subject to a number of risks and uncertainties and the events discussed herein may not occur.